Amendment No. 1 to
                                                          SEC File No. 70-9329


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM U-l

                                   APPLICATION

                                      UNDER

            THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")


                      METROPOLITAN EDISON COMPANY (Met-Ed)
                              2800 Pottsville Pike
                           Reading, Pennsylvania 19605
               (Name of company filing this statement and address
                         of principal executive office)



                                GPU, INC. ("GPU")
         (Name of top registered holding company parent of applicant)

Terrance G. Howson,                     Douglas E. Davidson, Esq.
Vice President and Treasurer            Berlack, Israels & Liberman LLP
Mary A. Nalewako, Secretary             120 West 45th Street
Michael J. Connolly,                    New York, New York 10036
Assistant General Counsel
GPU Service, Inc.
300 Madison Avenue
Morristown, New Jersey  07962

Scott L. Guibord, Secretary             W. Edwin Ogden, Esq.
Metropolitan Edison Company             Ryan, Russell, Ogden &
2800 Pottsville Pike                    Seltzer LLP
Reading, Pennsylvania  19605            1100 Berkshire Boulevard
                                        Reading, Pennsylvania     19610-1221



                 (Names and addresses of agents for service)

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            Met-Ed hereby amends its Application on Form U-1,  docketed in SEC
File No. 70-9329, as follows:

            1. By amending Item 2 thereof to read in its entirety as follows:

ITEM 2.   FEES, COMMISSIONS AND EXPENSES.
          -------------------------------

                  The estimated fees, commission and expenses to be incurred in connection herewith are as follows:

      Securities and Exchange Commission
           Registration Fee . . . . . . . . . . . . ........$ 73,750
      NYSE Listing Fee. . . . . . . . . . . . . . . ........$ 50,000
      Blue Sky Fees . . . . . . . . . . . . . . . . ........$  5,000
      Accountants' Fees and Expense . . . . . . . . ........$ 25,000
      Company Counsel's Fees and Expenses . . . . . ........$300,000
      Trustees' Fees and Expenses, including Counsel
           and Authentication Fees. . . . . . . . . ........$ 30,000
      Printing of Registration Statement, Prospectus,
           Prospectus Supplements, Supplemental
           Indentures, etc. . . . . . . . . . . . . ........$ 25,000
      Rating Agencies' Fees . . . . . . . . . . . . ........$ 30,000
      Miscellaneous . . . . . . . . . . . . . . . . ........$ 26,250

            Total Expenses . . . . . . . . . . . . . .......$565,000



            2. By deleting Exhibits A-1 through A-9 from Item 6(a) thereof.

            3. By redesignating and filing the following exhibits in Item 6(a) thereof:
                                       1

                   A-1  -     Certificate of  Incorporation of General Partner
                              --  Incorporated  by  reference  to Exhibit 3-C,
                              Registration   Statement   on  Form   S-3,   SEC
                              Registration  Nos.  333-62967,  333-62967-01 and
                              333-62967-02.

                   A-2  -     By-Laws of General  Partner --  Incorporated  by
                              reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62967,
                              333-62967-01 and 333-62967-02.

                  A-3   -     Certificate  of Limited  Partnership  of Met-Ed
                              Capital --  Incorporated  by  reference to Exhibit
                              3E,  Registration   Statement  on  Form  S-3,  SEC
                              Registration  Nos.  333-62967,   333-62967-01  and
                              333-62967-02.


                   A-4  -     Form of Limited Partnership  Agreement of Met-Ed
                              Capital --  Incorporated  by  reference to Exhibit
                              3-F,  Registration  Statement  on  Form  S-3,  SEC
                              Registration  Nos.  333-62967,   333-62967-01  and
                              333-62967-02.

                   A-5  -     Form   of   Amended   and    Restated    Limited
                              Partnership   Agreement  of  Met-Ed  Capital  --
                              Incorporated   by   reference  to  Exhibit  3-G,
                              Registration   Statement   on  Form   S-3,   SEC
                              Registration  Nos.  333-62967,  333-62967-01 and
                              333-62967-02.

                  A-6   -     Form  of  Action  Creating  Series  A  Preferred
                              Securities -- Incorporated by reference to Exhibit
                              3-H,  Registration  Statement  on  Form  S-3,  SEC
                              Registration  Nos.  333-62967,   333-62967-01  and
                              333-62967-02.

                  A-7   -     Certificate  of Trust of Met-Ed Capital Trust --
                              Incorporated   by   reference   to  Exhibit   4-K,
                              Registration    Statement   on   Form   S-3,   SEC
                              Registration Nos. 333-62967, 333-62967-01 and
                              333-62967-02.


                   A-8  -     Form of Trust  Agreement of Met-Ed Capital Trust
                              --  Incorporated  by  reference  to Exhibit 4-L,
                              Registration   Statement   on  Form   S-3,   SEC
                              Registration  Nos.  333-62967,  333-62967-01 and
                              333-62967-02.

                  A-9   -     Form of Amended and Restated Trust  Agreement of
                              Met-Ed Capital Trust -- Incorporated by reference to Exhibit 4-M, Registration Statement on Form
                              S-3, SEC Registration Nos. 333-62967, 333-62967-01
                              and 333-62967-02.

                  A-10  -     Form of Trust  Securities  Certificate of Met-Ed
                              Capital  Trust --  Incorporated  by  reference  to
                              Exhibit 4-N,  Registration  Statement on Form S-3,
                              SEC Registration Nos. 333-62967,  333-62967-01 and
                              333-62967-02.


                  A-11  -     Form of Met-Ed Subordinated  Debenture Indenture
                              -  Incorporated  by  reference  to Exhibit  4-A,
                              Registration   Statement   on  Form   S-3,   SEC
                              Registration  Nos.  333-62967,  333-62967-01 and
                              333-62967-02.


                  A-12  -     Form of  Subordinated  Debenture  instrument  --
                              incorporated by reference to Exhibit A-11.

                  B-1   -     Form of Guaranty -- Incorporated by reference to
                              Exhibit 4-J,  Registration  Statement on Form S-3,
                              SEC Registration Nos. 333-62967,  333-62967-01 and
                              333-62967-02.

                  B-2   -     Form of  Underwriting  Agreement  -- to be filed
                              by Form 8-K.

                  C     -     Registration  Statement  on Form S-3  under the
                              Securities Act of 1933 relating to the various securities which are the subject hereof and all amendments and exhibits thereto -- Incorporated by reference to SEC Registration Nos. 333-62967,
                              333-62967-01 and 333-62967-02.

                  D-1   -     Copy  of   Securities   Certificate   filed   by
                              Met-Ed  with  the  PaPUC  with  respect  to  the
                              issuance   of   Subordinated    Debentures   and
                              Guaranties.

                  D-2   -     Copy of Application under Section  1102(a)(4) of
                              the Code filed with the PaPUC.

                  D-3   -     Copy  of  PaPUC  Order   registering   Met-Ed's
                              Securities    Certificates   and   approving   the
                              Application under Section 1102(a)(4) of the Code.

                  E     -     Not Applicable.

                  F-l   -     Opinion of Berlack, Israels & Liberman LLP.

                  F-2   -     Opinion of Ryan, Russell, Ogden & Seltzer LLP.

                  F-3   -     Opinion of Richards, Layton & Finger P.A.

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                                    SIGNATURE
                                    ---------


      PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANY HAS DULY CAUSED THIS STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                                     METROPOLITAN EDISON COMPANY


                                    By:  /s/ T. H. Howson
                                    ---------------------
                                          T. G. Howson,
                                          Vice President and Treasurer

Dated:   December 10, 1998